CONSUMERS WATER COMPANY
                              Three Canal Plaza
                            Portland, Maine 04101


April 1, 1998



Dear Shareholder:

      On behalf of the Board of Directors and the management of Consumers Water Company, it is a pleasure to invite you to the 1998 Annual Meeting of our Company. This year's meeting is being held at 11:00 a.m., May 6, 1998, at the Portland Museum of Art, 7 Congress Square, Portland, Maine.

      Refreshments will be served both before and after the meeting, at which time you will be able to meet with Company management and board members as well as with other shareholders. We look forward to seeing you at the Annual Meeting to hear any questions, comments or suggestions you might have about the Company.

      It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card as soon as possible.

      Your continuing interest in Consumers is appreciated.


Sincerely,


/s/ PETER L. HAYNES


PETER L. HAYNES
President




                           CONSUMERS WATER COMPANY
                              Three Canal Plaza
                            Portland, Maine 04101

                          NOTICE OF ANNUAL MEETING

      Notice is hereby given that the Annual Meeting of the shareholders of Consumers Water Company will be held at the Portland Museum of Art, 7 Congress Square, Portland, Maine, on Wednesday, May 6, 1998, at 11:00 a.m. local time for the following purposes:

      1.  To hear the report of Management on the condition of the Company;
      2.  To elect Directors for the ensuing year; and
      3. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on March 20, 1998, as the record date and time for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

      If you do not expect to be present at the meeting and wish your shares to be voted, please indicate your voting instructions on the enclosed proxy card and date, sign and return it promptly in the envelope provided.

      A copy of the Annual Report for the fiscal year ended December 31, 1997, is enclosed herewith.

                                       By Order of the Board of Directors


                                       BRIAN R. MULLANY
                                       Clerk

Portland, Maine
April 1, 1998

                           YOUR VOTE IS IMPORTANT

      YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, MAY AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.


                           CONSUMERS WATER COMPANY
                              Three Canal Plaza
                            Portland, Maine 04101


                               PROXY STATEMENT


      This proxy statement and the accompanying form of proxy are planned to be mailed to shareholders on or about April 1, 1998.

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders on Wednesday, May 6, 1998.

      Only the holders of common shares, par value $1.00 per share, and the holders of Cumulative Preferred Stock, Series A, par value $100.00 per share, of record at the close of business on March 20, 1998, are entitled to notice of, and to vote at, the Annual Meeting. On that date the number of outstanding common shares entitled to vote was 9,033,830 and the number of outstanding shares of Cumulative Preferred Stock, Series A, entitled to vote was 10,438. Each share of each class is entitled to one vote. The shareholders of both classes will vote together as one class on all proposals to be presented at the Annual Meeting.

                     NOMINEES FOR ELECTION AS DIRECTORS

       Under the Company's Articles of Incorporation and bylaws, the number of Directors may be fixed at no less than five and no more than 17 and each serves until the next Annual Meeting of Shareholders and until a successor is elected and qualified. Pursuant to the bylaws of the Company, the Board of Directors has established the number of Directors to be elected at eight
(8). The shareholders or the Board may, by subsequent resolution, increase the number of Directors, within the above limits, and elect additional Directors. It is intended to vote the proxies in favor of the election of the nominees listed below to serve until the next Annual Meeting and until their successors are elected and qualified. William B. Russell, who has been a director since 1970, has requested that he not be renominated as a Director, and he has not been nominated for election to the Board at the Annual Meeting. The following table sets forth the name and age of each of the Board's nominees for Director, the periods during which each nominee has served as a Director, a brief description of the principal occupation and business experience during the last five years of each nominee, all directorships of publicly-held companies presently held by each nominee, and certain other information. No nominee has any family relationship with any other nominee.

Name of Nominee         Age                            Information About Nominee
------------------------------------------------------------------------------------------------------

Michel Avenas           42      President of Anjou International Company, a subsidiary of, and holding company for certain of the U.S. investments of, Compagnie
                                Generale des Eaux ("CGE"). Assistant to the Chairman of CGE, a
                                French conglomerate which provides various municipal services such as water and wastewater treatment, from 1991 to 1997. See "Common
                                Stock Ownership of Certain Beneficial Owners and Managers" for a
                                description of the terms of the agreement pursuant to which Mr.
                                Avenas has been nominated. Mr. Avenas has been a director since 1997.

Peter L. Haynes         58      President and Chief Executive Officer of the Company since 1992. Mr.
                                Haynes has been a Director since 1992.

Jack S. Ketchum         67      Self-employed Financial Consultant. Mr. Ketchum has been a Director since 1978.

John E. Menario         62      Special Assistant to the President of Peoples Heritage Financial
                                Group, Inc., a multi-bank holding company since 1996. Senior
                                Executive Vice President and Chief Operating Officer of Peoples
                                Heritage Financial Group, Inc., from 1990 to 1996. Mr. Menario has been a Director since 1980.

Jane E. Newman          52      Acting Dean of the Whittemore School of Business, University of New
                                Hampshire, since January, 1997. Formerly, Executive Vice President of Exeter Trust Company, a bank, from 1996 to 1997, and President of
                                Coastal Broadcasting Corporation, owner of WZEA Radio, Hampton,
                                New Hampshire, from 1991 to 1995. Ms. Newman is also a director of
                                Perini Corp. and Public Service Company of New Hampshire, and has
                                been a Director of the Company since 1993.

John E. Palmer, Jr.     61      Chairman of the Board of Down-East Concepts, Inc., a manufacturer and wholesaler of stationery and handcrafted gifts. Mr. Palmer has been a Director since 1978.

John H. Schiavi         57      President of Schiavi Enterprises, a holding company for entities involved in the ownership and operation of nursing homes and the ownership of real estate. Mr. Schiavi has been a Director since 1983.

Robert O. Viets         54      President and Chief Executive Officer of Cilcorp Inc., a holding company for energy services businesses. In addition to being a director of Cilcorp Inc., Mr. Viets is also a director of RLI Corp. and Central
                                Illinois Light Company. Mr. Viets has been a director since 1997.

      In addition to an Executive Committee, the Board of Directors has established an Audit Committee, a Corporate Governance Committee and a Retirement Committee. The Executive Committee, whose current members are Directors Haynes (Chair), Menario, Avenas and Palmer is authorized to exercise all of the powers of the Board of Directors, to the extent that such powers may be delegated legally, when the Board of Directors is not in session. During 1997, there were ten meetings of the Board of Directors, no meetings of the Executive Committee, two meetings of the Audit Committee, four meetings of the Corporate Governance Committee and two meetings of the Retirement Committee.

      The Audit Committee reviews with the auditors the scope and results of the audit, Company and subsidiary financial statements and internal accounting and control procedures and recommends to the full Board the engagement or discharge of independent auditors. Current members of the Audit Committee are Directors Newman (Chair), Ketchum and Avenas. The Corporate Governance Committee, which currently consists of Directors Palmer (Chair), Schiavi, Viets and Russell, makes recommendations to the Board of Directors with respect to officer and key employee compensation, reviews the performance of the Board of Directors and administers the Company's various employee compensation plans. The Corporate Governance Committee also serves as a nominating committee and, as such, will consider recommendations from shareholders. Recommendations should be submitted in writing to the Secretary of the Company. The Retirement Committee makes recommendations to the full Board with respect to retirement plans and also administers the Company's Retirement Plan, the Employee 401(k) Savings Plan and Trust and the Supplemental Executive Retirement Plan. The Retirement Committee's current members are Directors Russell (Chair), Newman and Schiavi.

      Management does not know of any nominee who will be unable to serve, but, if any nominee should be unable to serve, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board.

                          COMMON STOCK OWNERSHIP OF
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Persons known to be the beneficial owners of more than 5% of the Company's common shares as of April 1, 1998 are as follows:

                                        Amount of
           Name and Address             Beneficial       Percent
          of Beneficial Owner           Ownership        of Class
      -----------------------------------------------------------

      Compagnie Generale des Eaux    2,023,344 shares     22.4%
      52 Rue D'Anjou
      75384 Paris, France

      The amount listed in the above table is based upon statements on
Schedule 13-D and Forms 4 and 5 filed with the Securities and Exchange Commission (the "Commission") by Compagnie Generale des Eaux ("CGE") and includes 8,935 shares which CGE has an option to acquire at the market price and 60,000 shares held by a subsidiary of CGE. The remaining shares listed as being owned by CGE are held by it directly. As the result of an agreement entered into in connection with the 1986 acquisition of common shares from certain of the Company's shareholders by a subsidiary of CGE, the Company obtained certain rights of first refusal with respect to shares now held by CGE, and, in return, granted certain rights to CGE to register shares of the Company which it acquired or might acquire in the future for public resale, as well as the right to nominate a person to serve on the Company's Board of Directors, commencing with the 1987 Annual Meeting of Shareholders. The right to nominate a person to serve on the Board is subject to certain limitations. Michel Avenas, an officer of a subsidiary of CGE, has been nominated for election as a Director of the Company pursuant to the Agreement with CGE.

      The following table sets forth the beneficial ownership of the Company's common shares by the Directors, nominees and executive officers of the Company named in the Summary Compensation Table below, determined in accordance with applicable regulations of the Commission. The number of shares reflected may include shares held in the name of a spouse, minor child or certain other relatives sharing the same home as the Director or officer, or held by the Director, officer or spouse of the Director or officer, as a trustee or as a custodian for minor children, as to all of which beneficial ownership is disclaimed by the respective Directors and officers except as otherwise noted below, as well as shares held in the Company's various employee plans and shares which officers currently have the right to acquire through the exercise of options. Mr. Haynes currently has the right to acquire 11,750 common shares, Mr. Schumann currently has the right to acquire 2,250 shares, Mr. Isacke currently has the right to acquire 8,250 shares, Mr. Noran currently has the right to acquire 2,750 shares, Mr. Snellen currently has the right to acquire 2,750 shares, and all Directors and executive officers as a group currently have the right to acquire 36,500 shares pursuant to the exercise of options. In accordance with applicable regulations of the Commission, such shares have been included in the amounts listed below.

                                               Amount of
                                               Beneficial      Percent
                      Name                     Ownership       of Class
      -------------------------------------------------------------------

      Directors and Nominees

      Michel Avenas(1)                              100      Less than 1%
      Peter L. Haynes                            41,786      Less than 1%
      Jack S. Ketchum                             5,267      Less than 1%
      John E. Menario                             2,506      Less than 1%
      Jane E. Newman                                778      Less than 1%
      John E. Palmer, Jr.                         4,953      Less than 1%
      William B. Russell(2)                       3,567      Less than 1%
      John H. Schiavi                            18,651      Less than 1%
      Robert O. Viets                             2,000      Less than 1%

      Other Named Executive Officers

      Paul D. Schumann(3)                        13,096      Less than 1%
      John F. Isacke                             20,840      Less than 1%
      Paul F. Noran                               9,896      Less than 1%
      Jerry D. Snellen                            3,748      Less than 1%

      All Directors and  Executive Officers     131,409              1.4%




--------------------
<F1>  Mr. Avenas is an officer of a subsidiary of CGE. CGE holds 2,023,344 common shares of the Company. See above.
<F2>  Pursuant to his request, Mr. Russell will not stand for re-election at the 1998 Annual meeting.
<F3>  Mr. Schumann also beneficially owns 250 common shares of Consumers New
      Jersey Water Company, a subsidiary of the Company, and 10 common shares of Consumers Maine Water Company, a subsidiary of the Company, which in each case represents less than 1% of the issued and outstanding common shares of such companies.


                          OTHER EXECUTIVE OFFICERS

      In addition to Mr. Haynes, the other executive officers of the Company, their names, ages, positions with the Company, terms of office and the periods during which they have served, are set forth in the following table:

                                  Positions and Offices           Term of       Served as
      Name          Age             With the Company              Office      Officer Since
-------------------------------------------------------------------------------------------

Paul D. Schumann    47     Senior Vice President--Operations      One Year        1987

John F. Isacke      44     Senior Vice President--Chief           One Year        1978
                           Financial Officer and Treasurer

Paul F. Noran       54     Vice President-Engineering             One Year        1979

Brian R. Mullany    52     Vice President and Secretary           One Year        1978

Jerry D. Snellen    58     Vice President-Information Services    One Year        1987


                           EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation.

      The following table shows, for fiscal years ending December 31, 1995, 1996 and 1997, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company whose 1997 total annual salary and bonuses exceeded $100,000 (the "Named Executive Officers"), as calculated pursuant to rules promulgated by the Commission, in all capacities in which they served:


                         SUMMARY COMPENSATION TABLE

                                                        Annual
                                                     Compensation             Long Term Compensation
                                             -------------------------------------------------------
                                                                                Awards      Payouts
                                                                   Other      ----------------------
                                                                   Annual     Securities               All Other
                                                                   Compen-    Underlying     LTIP       Compen-
       Name and Principal                    Salary     Bonus      sation      Options/     Payouts     sation
            Position                 Year      ($)      ($)(1)     ($)(2)      SARs (#)       ($)       ($)(3)
----------------------------------------------------------------------------------------------------------------

Peter L. Haynes, President           1997    236,191    30,000      3,110           0          0       1,040
                                     1996    228,885         0          0       5,000          0       1,040
                                     1995    213,423    45,300          0       5,000          0       1,040

Paul D. Schumann, Senior             1997    156,772    17,240      1,120           0          0       1,040
 Vice President-Operations           1996    152,923         0          0       3,000          0       1,040
                                     1995    143,846    16,275          0       3,000          0       1,040

John F. Isacke, Senior Vice          1997    153,178    17,240      1,120           0          0       1,040
 President-Chief Financial           1996    150,385         0          0       3,000          0       1,040
 Officer                             1995    143,154    16,275          0       3,000          0       1,040

Paul F. Noran, Vice President-       1997    118,500     7,400        720           0          0       1,040
 Engineering                         1996    115,923         0          0       1,000          0       1,040
                                     1995    113,077     6,975          0       1,000          0       1,040

Jerry D. Snellen, Vice President-    1997    109,815     7,400        720           0          0       1,040
 Information Services                1996    105,569         0          0       1,000          0       1,040
                                     1995     99,323     6,975          0       1,000          0       1,040

--------------------
<F1>  Bonuses were awarded under the Company's 1993 Incentive Compensation
      Plan, under which bonuses may be awarded to any of the regular, full-
      time employees of the Company or its subsidiaries.
<F2>  Includes dividend equivalent amounts paid on units awarded under
      Company's Senior Management Long-Term Incentive Plan.
<F3>  For all officers, includes a $1,040 matching contribution in each year under the Company's 401(k) Employees Savings Plan and Trust. Under
      this Plan, participants may elect to have their employer contribute a portion of their compensation to the Plan instead of having such amounts paid as salary. The Company makes matching contributions, determined in accordance with a specific formula and subject to certain limits, on behalf of all employees who participate in the
      Plan.

Options Exercises and Holdings.

      The following table sets forth information with respect to the exercise of options by the Named Executive Officers during the last fiscal year and unexercised options held by such officers as of the end of the fiscal year. The Company has not granted SARs to any executive officer.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES


                                                       Number of Securities          Value of
                                                      Underlying Unexercised    Unexercised In-the-
                                                         Options/SARs at          Money Options/
                                                            FY-End(#)            SARs at FY-End($)
                                                      ---------------------------------------------
                    Shares Acquired       Value            Exercisable/            Exercisable/
      Name          on Exercise(#)     Realized($)        Unexercisable            Unexercisable
---------------------------------------------------------------------------------------------------

Peter L. Haynes          2,000            2,000            14,150/1,250            37,075/3,125
Paul D. Schumann             0                0               9,850/750            23,425/1,875
John F. Isacke               0                0               9,850/750            23,425/1,875
Paul F. Noran                0                0               3,750/250               9,625/625
Jerry D. Snellen             0                0               3,750/250               9,625/625


Long Term Incentive Plan.

      The following table sets forth information with respect to awards made in the last fiscal year under the Company's Senior Management Long Term Incentive Plan ("LTIP").

           LONG TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

                     Number of      Performance or           Estimated Future Payouts Under
                      Shares,        Other Period             Non-Stock Price-Based Plans
                      Units or          Until         --------------------------------------------
                       Other        Maturation or      Threshold         Target         Maximum
      Name          Rights(#)(2)        Payout        (# of Units)    (# of Units)    (# of Units)
--------------------------------------------------------------------------------------------------

Peter L. Haynes        3,437         Three years           0             3,437           4,640
Paul D. Schumann       1,237         Three years           0             1,237           1,670
John F. Isacke         1,237         Three years           0             1,237           1,670
Paul F. Noran            797         Three years           0               797           1,076
Jerry D. Snellen         797         Three years           0               797           1,076

--------------------
<F1>  The LTIP provides awards contingent upon the attainment of performance objectives set by the Corporate Governance Committee for the three-
      year period ending December 31, 1999. The measure of performance for these awards are the Total Return to shareholders of Consumers Water
      Company compared to the Total Return achieved by the companies in the
      Water Utility Index, with no award made unless Consumers' Total Return is at least equal to the average Total Return of the Index. Awards are denominated in shares of Consumers' Common Stock and dividend equivalents are paid during the performance period. At the end of the period, awards are paid in common shares, partly in common shares and partly in cash or all in cash equal to the then current value of that number of shares.
<F2>  A unit is based on one share of Common Stock.

Pension Plans.

      The following table shows the estimated annual pension benefit payable to covered participants at normal retirement age under the Company's pension plans, based on covered compensation and years of service with the Company and its subsidiaries:

                             PENSION PLAN TABLE

      5 Year Average       15         20         25          30          35
      Annual Earnings     Years      Years      Years       Years       Years
      -------------------------------------------------------------------------

         $100,000        $22,500    $30,000    $ 37,500    $ 45,000    $ 52,500
         $125,000        $28,125    $37,500    $ 46,875    $ 56,250    $ 65,625
         $150,000        $33,750    $45,000    $ 56,200    $ 67,500    $ 78,750
         $175,000        $39,375    $52,500    $ 65,625    $ 78,750    $ 91,875
         $200,000        $45,000    $60,000    $ 75,000    $ 90,000    $105,000
         $225,000        $50,625    $67,500    $ 84,395    $101,250    $118,125
         $250,000        $56,250    $75,000    $ 93,750    $112,500    $131,250
         $275,000        $61,875    $82,500    $103,125    $123,750    $144,375

      The Company's qualified defined benefit pension plan (the "Pension Plan") provides that upon reaching the normal retirement age of 65, a covered employee's pension is to be the equivalent of a single life annuity in an amount equal to the sum of 1.5% of the employee's average compensation over the five consecutive years of service which will produce the highest average, multiplied by the lesser of the employee's years of service or 35. The benefits listed in the Pension Plan Table above are not subject to any deduction for social security or other offset amounts. Compensation for purposes of the Pension Plan is equal to a covered employee's annual salary as of January 1, in any year. Under the Internal Revenue Code, effective January 1, 1994, the maximum annual compensation that may be considered in determining benefits under the Pension Plan is limited to $150,000 to be indexed for inflation, after 1993. On February 7, 1996, the Board of Directors adopted the Consumers Water Company Supplemental Executive Retirement Plan (the "SERP"). The SERP is designed to replace the pension benefits lost by certain executive officers of the Company as a result of the 1994 reduction in the maximum annual compensation which may be considered in determining qualified pension benefits. The retirement benefit provided under the SERP is equal to the benefit which would have been paid to a participant under the Pension Plan but for the compensation limit, less the benefit the participant is entitled to receive under the Pension Plan. Covered compensation for the Named Executive Officers for 1997 was: Mr.
Haynes: $232,000; Mr. Schumann: $155,000; Mr. Isacke: $152,000; Mr. Noran:
$117,500 and Mr. Snellen: $109,000. The estimated years of service for each named executive is as follows: Mr. Haynes: six years; Mr. Schumann: 26 years; Mr. Isacke: 20 years; Mr. Noran: 19 years and Mr. Snellen: 17 years.

Agreements with Officers and Directors.

      The Company has an insurance policy which, among other things, provides indemnification to each Director and officer of the Company from and against any liabilities incurred in connection with registration statements under the Securities Act of 1933, as amended. The Company paid all of the $320,169 three-year premium for 1997 through 2000. In addition, the Company has purchased a $100,000 accidental death and dismemberment insurance policy covering Directors and certain employees, payable to a beneficiary of the insured's choice. The Company paid all of the $600 aggregate annual premiums on such policies for 1997.

      The Company has entered into indemnification agreements with each of its Directors and executive officers. The form and execution of the indemnification agreements were approved by shareholders at the Company's 1989 Annual Meeting. Each indemnification agreement requires the Company to indemnify the Director or executive officer who is a party thereto to the fullest extent permitted by applicable Maine law and requires the advance to an indemnified Director or executive officer of litigation expenses upon receipt of a written affirmation of the Director or officer's good faith belief that the Director or officer's conduct was not knowingly fraudulent, deliberately dishonest or willful misconduct. By the terms of each indemnification agreement, its benefits are not available with respect to matters giving rise to a claim against the indemnified Director or executive officer (a) if the Director or executive officer has (i) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provision of law,
(ii) received remuneration or other payment in violation of law, or (iii) engaged in conduct finally adjudged to be knowingly fraudulent, deliberately dishonest or intentional misconduct, or (b) if a final court decision determines that such indemnification is not lawful.

      On March 6, 1996, the Board of Directors of the Company adopted the Consumers Water Company Executive Severance Plan (the "Severance Plan"). The Severance Plan is intended to allow senior management of the Company to represent shareholder interests fairly without concern for their own tenure as officers of the Company. It provides benefits to members of senior management of the Company in the event that their employment with the Company is terminated under certain circumstances following a "change in control." Under the Severance Plan, a "change in control" is deemed to have occurred upon (1) an entity, person or group becoming entitled to exercise more than 30 percent of the outstanding voting power of all capital stock of the Company entitled to vote; (2) a merger or consolidation of the Company, as a result of which the holders of the outstanding voting shares of the Company immediately prior to such merger hold less than 50 percent of the voting power of the surviving or resulting corporation; (3) the transfer of a substantial portion of the Company's property other than to an entity of which the Company owns at least 50 percent of the voting power; or (4) the election to the Board of Directors of the Company of candidates who were not recommended for election by the Board of Directors in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election.

      Employees covered by the Severance Plan are the Chief Executive Officer ("CEO"), President and each Vice President of the Company.

      If at any time within 24 months after a change in control the employment of a covered employee is terminated other than for good cause, or is terminated by the employee for good reason, the covered employee, if the CEO, President or a Senior Vice President, will receive a severance benefit of three years' salary, while other Vice Presidents will receive a severance benefit of two times their annual salary. Good cause will be deemed to exist only if the employee has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing which results in substantial harm to the business or property of the Company or is convicted of a criminal violation involving fraud or dishonesty. "Good reason" will be deemed to exist if, without the employee's express written consent; the employee is assigned duties materially inconsistent with the employee's present duties, responsibilities and status; there is a reduction in the employee's rate of base salary or bonus; or the Company changes by 100 miles or more the principal location at which the employee is required to perform services.

      In addition to the payment of this salary benefit, covered employees are to continue to be covered under any welfare plan of the Company for a period of 24 months, and each covered employee shall be deemed to continue to be employed by the Company for 24 months following termination after a change in control for the purpose of any pension plan.

      The Severance Plan prohibits covered employees from soliciting for employment any employee of the Company and requires employees to maintain the confidentiality of business information of the Company. A breach of these obligations will result in the employee forfeiting benefits under the Severance Plan.

      If any portion of the payments to a covered employee under the Severance Plan would constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax imposed by Section 4999 of the Code.

                     BOARD COMPENSATION COMMITTEE REPORT

      In accordance with rules established by the Securities and Exchange Commission, the Corporate Governance Committee, which also serves as a compensation committee (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the Proxy
Statement:

      The Committee of the Board of Directors is composed entirely of directors who are not officers of the Company. The Committee is responsible for setting and administering the policies that govern annual compensation of executive officers of the Company, and the Company's short term and long term incentive compensation plans. The Company's compensation plans are designed to attract and retain key executives critical to the long term success of the Company.

      The Committee annually evaluates the Company's corporate performance compared with its Business Plan and its compensation levels compared with its industry group, which is made up of companies in the Water Utility Index described below. In addition, in evaluating the Company's overall performance, the Committee looks to the attainment of goals, both financial and non-financial, that were set prior to the start of the year. Other factors, discussed below, are also used in determining the compensation of the Named Executive Officers.

      Annual compensation of the Named Executive Officers, as well as other senior executives, consists of a base salary, annual incentive compensation awarded under the Company's 1993 Incentive Compensation Plan and long term incentive compensation in the form of performance units granted under the Company's 1996 Long Term Incentive Plan.

      Base Compensation. The salary ranges for each position, or group of positions, are based on a market survey of similar positions within the industry, conducted by an outside consultant. The base compensation for each Named Executive Officer is set within the range for the position of that officer, as indicated by the survey. The salary of an officer is determined within that range based on the officer's performance and experience. The base compensation for the Named Executive Officers ranges from the lower third of the salary range to the maximum of the range based on the individual's performance and length of service within the range.

      The Chief Executive Officer recommends salary adjustments to the Committee for officers of the Company other than himself based on an annual review. The annual review considers the decision-making responsibilities of each position and the experience, skills and performance of each officer during the period being reviewed. To help quantify these measures, the Committee has, from time to time, enlisted the assistance of a compensation consultant. After review, the Committee recommends final salary changes to the Board of Directors, which makes the final salary decisions.

      Incentive Compensation Program. Consumers Water Company established the 1993 Incentive Compensation Plan to reward certain employees of the Company for achieving annual objectives in both financial and other measures. The Plan was designed with the assistance of a compensation consultant and is based on two or three factors, depending on whether the participant works for the Corporate entity or a subsidiary business unit. Corporate officers target incentives are based 60% on the attainment of corporate net income targets, exclusive of gains on the sales of properties, and 40% on the achievement of team goals. Income targets under the plan are based, among other criteria, upon a targeted return on equity and an expected Net Income for the entire organization. Awards for the subsidiary presidents are based 20% on Consumers' corporate income targets, 40% on the subsidiary business unit's net income target and 40% on Consumers' corporate team goals. The team goals, for both the Corporate unit and the subsidiary units, are primarily based on the continued implementation of a quality management system, the achievement of certain cost containment goals, the realignment of corporate and subsidiary roles and the achievement of system growth goals.

      A performance threshold for each measure ensures that incentive compensation is not paid for substandard accomplishments. In addition, each measure also has a cap to limit the potential compensation expense under the Incentive Compensation Plan. Payments are based on the midpoint of an individual's salary range so that incentive compensation is not paid for the attainment of longevity.

      Long Term Incentive Compensation. At the 1996 Annual Meeting, shareholders of the Company approved the adoption of the Company's Senior

Management Long Term Incentive Plan, (the "LTIP"). The LTIP is intended to provide a long term incentive to executive officers of the Company through the granting of performance "units" to senior managers of the Company and of its affiliates.

      The Committee has the discretion to select the senior managers who may receive grants of units, to determine the amounts of such units, and to establish the performance period and applicable performance criteria with the respect to the awards. At the conclusion of the performance period, the Committee will determine the percentage of units granted that will be distributed, if any, based on the degree to which the specified financial and other performance objectives are met. During the year in which units are granted and thereafter until distribution, cash payments are to be made to participants in an amount equal to the dividends paid on a number of shares equal to the number of units granted. These dividend equivalents are paid on a current basis and do not depend on the distribution that actually occurs at the end of the performance period. Distribution of units determined earned based on the performance criteria will be made in the form of a number of common shares equal to the number of those units, cash equal to the then current value of that number of shares, or partly in shares and partly in cash, as determined by the Committee.

      Awards made in 1997 (which are listed above in the table captioned "Long Term Incentive Plan - Awards in Last Fiscal Year") were for the three-year period ending December 31, 1999 and are based on the extent to which the total return to the Company's shareholders exceeds the average weighted total return for shareholders of the companies in the Water Utility Index during the performance period. No incentive compensation will be paid upon awards made under the LTIP in 1997 unless the total return to the Company's shareholders at least equals the average total return to shareholders of the companies in the Water Utility Index.

      Chief Executive Compensation. Each year the Committee meets with the Chief Executive Officer to evaluate his performance, using input from the full Board, and reports on that evaluation to the independent outside directors. As a result of the introduction of the LTIP during 1997, the Committee determined to institute a salary structure freeze for the senior officers to offset the dividend equivalents attributable to the LTIP's Performance Units. The base salary of Peter L. Hayes was thus retained at $232,000 by a vote of the Board, as recommended by the Committee. During 1997, Mr. Haynes was awarded 3,437 Performance Units under the LTIP. The level of this award was determined by multiplying the midpoint of the industry salary range for Mr. Haynes' position by 45% and valuing each unit at the year-end closing price for a share of the Company's Common Stock.

      In February of 1998 the Committee recommended and in February the Board voted to pay Mr. Haynes a bonus of $30,000 under the Company's 1993 Incentive Compensation Plan. The bonus awarded to Mr. Haynes, which amounted to 13% of his base salary, was based on the attainment of good operating results by the Company's water utility subsidiaries, offset by the financial impact of the discontinuance of Consumers Applied Technologies, Inc., and satisfactory performance on team goals.

      Compensation Deduction Limit. Under the Revenue Reconciliation Act of 1993, publicly-held companies are limited to a maximum deduction for income tax purposes of $1 million per year for "applicable employee remuneration" paid to each "covered employee." Covered employees for the Company are those listed in the "Summary Compensation Table" above and "applicable employee remuneration" includes salary and bonus. Applicable employee remuneration also includes any gain recognized by an employee who, prior to the holding period to receive favorable income tax treatment, sells or otherwise disposes of Company stock acquired pursuant to the exercise of an option granted under the 1993 Incentive Stock Option Plan. Options have not been granted under the 1993 Incentive Stock Option Plan since 1997 and no further options may be granted thereunder.

      As noted above, bonuses payable under the Company's 1993 Incentive Compensation Plan are capped to limit the potential compensation expense to the Company under the Plan. The LTIP limits the maximum number of shares which can be awarded to any one employee under the Plan to 5,000 per annum. Even though the ultimate value of outstanding options held by covered employees cannot be calculated as it is dependent on future changes in the price of the Company's common shares, given the number of options held by such persons and the limits on the amount of bonuses and LTIP awards payable to employees, and given the expected level of base compensation for covered employees, it is extremely unlikely that the $1 million per covered employee maximum deduction would be exceeded in the foreseeable future. In the event that the $1 million per covered employee maximum deduction were exceeded, the Company would not receive a tax deduction for federal income tax purposes for the amount of applicable employee remuneration which exceeded that amount.


John E. Palmer, Jr.                    William B. Russell
Chairman, Governance Committee         Member, Governance Committee


John H. Schiavi                        Robert O. Viets
Member, Governance Committee           Member Governance Committee

Performance Graph

      The following is a line graph presentation comparing cumulative, five-year returns (assuming the reinvestment of dividends) on an indexed basis of the Company's common shares with the S&P 500 Stock Index and an index of investor-owned water utility companies published by Edward D. Jones & Co., L.P.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG COMPANY, S&P 500 AND EDWARD D. JONES & CO., L.P.
                     INVESTOR-OWNED WATER UTILITY INDEX


                                        December 31,
                        --------------------------------------------
                        1992    1993    1994    1995    1996    1997
                        --------------------------------------------

Consumers               $100    $103    $112    $126    $132    $158

Water Utility Index*     100     114     106     134     161     220


S&P 500                  100     110     112     153     189     252

--------------------
<F*>  The companies included in the Edward D. Jones & Co., L.P. investor-
      owned water utility index are: American Water Works, Inc., Aquarion
      Company, California Water Service Company, Connecticut Water Service,
      Inc., Consumers Water Company, Dominguez Services Corporation,
      Elizabethtown Corporation, Middlesex Water Company, Philadelphia
      Suburban Water Company, SJW Corporation, Southern California Water
      Company, Southwest Water Company and United Water Resources.

Director Compensation

      Each Director is paid a retainer of $10,000 per annum. The Chairman of the Board receives an additional $5,000 per year retainer for serving as such. In addition, each Director receives $500 per meeting for each meeting of the Board of Directors attended, and $500 for each committee meeting attended unless such meeting is on the same day as a Board meeting, in which case Directors are paid $300 for attending. Committee chairmen receive an additional $250 per meeting, or $150 per meeting if the meeting occurs on the day there is a Board meeting. Directors who are employed by the Company or a subsidiary are not paid an annual retainer or meeting fees. All non-employee Directors receive travel expenses for attending Board meetings and committee meetings.

      The Board of Directors has established two Deferred Compensation Plans for Directors. One Deferred Compensation Plan allows the deferral of all or a specified portion of a Director's annual retainer and meeting fees with interest to be paid thereon at a rate equal to the annual rate of return on the Company's common equity. Amounts deferred under this plan may be paid only upon a date fixed in advance of any deferral, or after a Director ceases to serve as such or as an employee of the Company. The second plan allows the deferral of all or a specified portion of a Director's retainer and fees with interest to be paid thereon at a fixed rate based upon an announced bond index rate. The rate applicable under this plan averaged approximately 9.14% for 1997. Amounts deferred under the second plan are to be paid when a Director ceases to serve as such. Under certain circumstances, the committee appointed by the Board to administer this plan may provide for earlier payments upon the request of a Director. Generally, payments of the amounts deferred under the second plan will be made in equal monthly installments over a period of ten years, unless the Committee appointed to administer the Deferred Compensation Plans, upon the request of a Director, provides for payments over a shorter period of time or in a lump sum. Each of the Deferred Compensation Plans is unfunded, with the rights of Directors who participate being no greater than those of unsecured creditors. Elections under each of the Deferred Compensation Plans must be made before the end of any year and will be effective for the following year.

               SECTION 16(a) OWNERSHIP REPORTING DELINQUENCIES

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Such officers, Directors and shareholders are required by Commission regulations to furnish the Company with copies of all such reports that they file.

      Based solely on a review of copies of reports filed with the Commission since December 31, 1996, and of written representations by certain officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Mr. Isacke filed one Form 4 nine days late to report a transaction by his children.

        REQUIRED VOTE FOR MATTERS TO BE ACTED UPON AT ANNUAL MEETING

      With respect to the election of Directors, both the bylaws of the Company and Maine law provide that those candidates receiving the greatest number of votes cast at a meeting of shareholders, duly called and at which a quorum is present, shall be deemed elected. Unless otherwise provided in the bylaws, under Maine law, a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders. The bylaws of the Company provide that at any meeting of the shareholders, a majority of the shares entitled to vote, issued and outstanding, represented by shareholders of record in person or by proxy, constitutes a quorum. Provided a quorum is present at the meeting, those eight nominees for Director receiving the greatest number of votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will be treated as not voting for the election of Directors and will have no effect in determining the Directors receiving the most affirmative votes.

      As to matters other than the election of Directors that may be brought before the Annual Meeting, Maine law provides that any corporate action to be taken at a shareholders' meeting at which a quorum is present shall be authorized by a majority of the votes cast by the holders of shares entitled to vote on the subject matter, except to the extent that a greater vote is required by law or by the Company's articles or bylaws. The bylaws of the Company provide that the affirmative vote of the holders of a majority of the shares represented at a meeting of shareholders (provided a quorum is present) shall decide any question brought before the shareholders. As to any matter other than the election of Directors, abstentions and broker non-votes will be treated as not voting for such matter and will have the same effect as a vote against the matter brought before the shareholders at the Annual Meeting.

                           APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Arthur Andersen LLP as independent public accountant to audit the accounts of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP, which began auditing the accounts of the Company in 1976, audited the accounts of the Company for the fiscal year ended December 31, 1997. A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement on behalf of Arthur Andersen LLP if he or she so desires.

                               OTHER BUSINESS

      Management is not aware of any matters to be presented for action at the meeting other than those specified in the Notice of Annual Meeting and the presentation of the annual report of the financial condition of the Company. No action constituting approval or disapproval of any of the matters referred to in that report is contemplated. However, if any other matters legally come before the meeting, the persons named in the enclosed form of proxy intend to exercise the discretionary power conferred by the proxy and to vote the proxy in accordance with their judgment on such matters.

                          EXPENSES OF SOLICITATION

      The cost of the solicitation of proxies for the Annual Meeting will be paid by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to beneficial owners of shares held of record by them and will be reimbursed for their expenses. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Such persons will receive no additional compensation for such services.

                    PROMPT RETURN OF PROXY CARD REQUESTED

      Shareholders are requested to indicate voting instructions on the enclosed proxy card, and to date, sign and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The proxy is revocable until exercised; accordingly, shareholders who are present at the meeting may withdraw their proxies and vote, if they so desire, in person.

                            SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented to next year's Annual Meeting of Shareholders, scheduled for May 5, 1999, must be received by the Company by December 2, 1998 for inclusion in the Company's proxy material relating to that meeting.

                                       By Order of the Board of Directors


                                       Brian R. Mullany
                                       Clerk

April 1, 1998

A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the schedules thereto, is available without charge to any shareholder upon written request to Brian R. Mullany, Secretary, Consumers Water Company, P.O. Box 599, Portland, Maine 04112-0599. Copies of the exhibits to the report, which are voluminous, will be furnished upon the payment of a reasonable fee to offset the cost of reproduction and mailing.


                           CONSUMERS WATER COMPANY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            Proxy for Annual Meeting of Shareholders, May 6, 1998

      The undersigned, hereby revoking any proxy heretofore given, hereby appoints John E. Menario, Jack S. Ketchum and John E. Palmer, Jr., and each of them severally, proxies of the undersigned, with full power of substitution, to vote as indicated below all common shares and shares of

Cumulative Preferred Stock, Series A of Consumers Water Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of the Company to be held at Portland, Maine, on May 6, 1998, and any adjournments thereof.

      The Board of Directors recommends a vote FOR Proposal 1.

1.    Election of Directors.
      Nominees: Michel Avenas, Peter L. Haynes, Jack S. Ketchum, John E. Menario, Jane E. Newman, John E. Palmer, Jr., John H. Schiavi and Robert O. Viets

      [ ]  FOR all the nominees        [ ]  AGAINST all the nominees
           listed above                     listed above

      [ ] FOR election of Directors, except vote withheld from the following nominees:


                  ________________________________________




      Discretionary authority is hereby conferred upon the proxies with respect to such other matters as may legally come before the meeting. If no instruction is specified, the shares represented by this proxy will be voted FOR the election of Directors.



                                       Please check if you plan to attend
                                       the meeting  [ ].

                                       Dated: __________________, 1998


                                       ______________________________________


                                       ______________________________________
                                                    Signature(s)

                                       Please sign proxy exactly as name
                                       appears.  Joint owners should each
                                       sign personally.  Trustees and other
                                       fiduciaries should so indicate when
                                       signing and where more than one name
                                       appears, a majority must sign.